Exhibit 10.2.5
     Shares Issuance Agreement
June 12 , 2009
Redgate Media Group
Redgate Interactive Advertising (Beijing) Co., Ltd.

 ( )
and
Weidong Zhu ( )
Zhenhui Wang ( )
Wenhua Cao ( )

SHARES ISSUANCE AGREEMENT

Shares Issuance Agreement
THIS AGREEMENT CONTAINS THE WHOLE AGREEMENT BETWEEN THE PARTIES RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND SUPERSEDES THE PREVIOUS SHARES ISSUANCE AGREEMENT WHICH WAS DATED AND SIGNED ON APRIL 8TH, 2008.
THIS SHARES ISSUANCE AGREEMENT (this “Agreement”) is made on June 12, 2009
Among
Redgate Media Group (“Company”), a company incorporated under the laws of Cayman Islands with its registered office at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands, British West Indies;
and
Redgate Interactive Advertising (Beijing) Co., Ltd. ( ) (“WFOE Redgate ( )”), a company incorporated under the laws of the PRC with its registered office at Room 804, 2nd Building, No.19 Jianwai St, Chaoyang District, Beijing, the PRC;
and
Weidong Zhu (in Chinese “”), citizen of the PRC, whose PRC identity card number is 310110197006105018;
Zhenhui Wang (in Chinese “”), citizen of the PRC, whose PRC identity card number is 31010219690611525X;
Wenhua Cao (in Chinese “”), citizen of the PRC, whose PRC identity card number is 330102195906230636; (Weidong Zhu, Zhenhui Wang and Wenhua Cao shall collectively be hereinafter referred to as the “Allottees” and each an “Allottee”);

Shares Issuance Agreement
The Company, WFOE Redgate ( ) and the Allottees are collectively referred to as the “Parties” and individually as a “Party”.
Recitals:
A.	The Company has option to allot and issue or procure the allotment and issuance of the Issued Shares (as defined hereinafter) to the Allottees in consideration of the provision of management services by the Allottees to Yarun, and the giving of confidentiality undertaking and Non-Competition Undertaking by the Allottees to the Company as set out herein;

B.	The option of the Company to allot and issue or procure the allotment and issuance of the Issued Shares are subject to satisfaction or waiver of the conditions precedent hereunder.
Therefore, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:
ARTICLE 1 DEFINITIONS
Section 1.1 Specific Definitions
As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
“Affiliate” means with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person. For purposes of the foregoing, with respect to any person, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or by contract, management rights or otherwise.
“Business Day” means any day other than a Saturday, a Sunday or a day in which banks in either the PRC or Hong Kong are closed for business.

Shares Issuance Agreement
“Completion” means the Tranche A Completion, the Tranche B Completion and the Tranche C Completion, respectively.
“Completion Date” means the Tranche A Completion Date, the Tranche B Completion Date or the Tranche C Completion Date, as the case may be.
“Confidential Information” means all confidential, non-public or proprietary information belonging to a Party regardless of how the information is stored or delivered, exchanged between the Parties before, on or after the date of this Agreement relating to the business, technology or other affairs of the Party who provides such information, but excludes information which:
(a)	is in or becomes part of the public domain other than through a breach of this Agreement or an obligation of confidence imposed on the Party to whom the information belongs;

(b)	the recipient can prove such information was already known to it at the time of disclosure by the Party to whom the information belongs (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(c)	the recipient acquires from a source other than the Party to whom the information belongs, where such source is entitled to disclose the same to the recipient.
“Encumbrance” means any mortgage, deed of trust, pledge, option, right of first refusal or any other kind of security interest or claim against a proprietary right.
“Equity Transfer Agreement” means the equity transfer agreement in relation to the transfer of 100% of equity interests in Yarun to be entered into by and among WFOE Redgate ( ), Yarun, the Allottees on the date hereof.
“Hong Jiu” means Shanghai Hong Jiu Commercial Consultations Co., Ltd. ( ), a company incorporated under the laws of the PRC. Yarun owned 70% equity interests (“Hong Jiu Shares”) in Hong Jiu.

Shares Issuance Agreement
“Hong Kong” means the Hong Kong Special Administrative Region.
“IPO” means an initial public offering or the listing of the shares of Listco on an internationally recognized stock exchange.
“Year of IPO “means the year in which the IPO occurs.
“Issued Shares” means the common shares of Listco to be issued or procured to be issued by Listco to the Allottees pursuant to this Agreement, namely the Tranche A Shares, the Tranche B Shares and/or the Tranche C Shares.
“Listco” means the Company whose common shares are listed pursuant to an IPO (or any wholly-owned subsidiary of the Company, which is also the holding company of Yarun, whose common shares are listed pursuant to an IPO should the IPO of the common shares of such subsidiary of the Company occur prior to the IPO of the common shares of the Company).
“Non-Competition Undertaking” means the undertakings given by the Allottee to the Company under this Section 2.3 of this Agreement.
“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan.
“RMB” means Renminbi, the lawful currency of the PRC.
“Shares” means the issued share capital of Listco.
“Tranche A Completion” means the completion of the issue and allotment of the Tranche A Shares (if any) in accordance with this Agreement.
“Tranche A Completion Date” means fifteen (15) days after the Tranche A CP Completion Date or any other date agreed by the Company and the Allottees in writing.

Shares Issuance Agreement
“Tranche A CP Completion Date” means the date on which all the conditions precedent to the Tranche A Completion set out in Section 2.4 are satisfied.
“Tranche A Shares” means the Shares to be issued to the Allottees pursuant to Section 2.2(a)(i), 2.2(b)(i) or 2.2(c)(i) of this Agreement.
“Tranche B Completion” means the completion of the issue and allotment of the Tranche B Shares (if any) in accordance with this Agreement.
“Tranche B Completion Date” means fifteen (15) days after the Tranche B CP Completion Date or any other date agreed by the Company and the Allottees in writing.
“Tranche B CP Completion Date” means the date on which all the conditions precedent to the Tranche B Completion set out in Section 2.5 are satisfied.
“Tranche B Shares” means the Shares to be issued to the Allottees pursuant to Sections 2.2(a)(ii), 2.2(b)(ii) or 2.2(c)(ii) of this Agreement.
“Tranche C Completion” means the completion of the issue and allotment of the Tranche C Shares (if any) in accordance with this Agreement.
“Tranche C Completion Date” means fifteen (15) days after the Tranche C CP Completion Date or any other date agreed by the Company and the Allottees in writing.
“Tranche C CP Completion Date” means the date on which all the conditions precedent to the Tranche C Completion set out in Section 2.6 are satisfied.
“Tranche C Shares” means the Shares to be issued to the Allottees pursuant to Sections 2.2(a)(iii), 2.2(b)(iii) or 2.2(c)(iii) of this Agreement.
“USD” means US dollars, the lawful currency of the United States of America.

Shares Issuance Agreement
“US GAAP” means the generally accepted accounting principles established by the Financial Accounting Standards Board of the United States of America, as amended from time to time.
“Yarun” means Shanghai Yarun Culture Communications Co., Ltd. ( ), a company incorporated under the laws of the PRC.
“Yarun Equity Transfer Consideration” means the consideration payable by WFOE Redgate ( ) in connection with its acquisition of 100% of equity interests in Yarun pursuant to the Equity Transfer Agreement.
Section 1.2 Other Terms
Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.
Section 1.3 General Interpretation
Unless the contrary intention appears or otherwise defined, in this Agreement:
(a)	(Articles, Sections, clauses, annexures and schedules) an Article, Section, clause, annexure or schedule means a reference to a clause in or annexure or schedule to this Agreement;

(b)	(variations or replacement) a document (including this Agreement) includes any amendment, variation or replacement of it;

(c)	(reference to statutes) a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)	(law) means common law, principles of equity, and statutes;

Shares Issuance Agreement
(e)	(singular includes plural) the singular includes the plural and vice versa;

(f)	(person) the word “person” includes an individual, a firm, a corporation, a partnership, a joint venture, an unincorporated body or association or any government agency;

(g)	(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(h)	(two or more persons) an agreement, representation or warranty in favor of two or more persons is for the benefit of them jointly and each of them individually;

(i)	(jointly and severally) an agreement, representation or warranty by two or more persons binds them jointly and each of them individually;

(j)	(calculation of time) if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(k)	(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later on any Business Day;

(l)	(reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(m)	(meaning not limited) the words “include”, “including”, “for example” or “such as” are not used as, nor is it to be interpreted as, a word of limitation and when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.
Section 1.4 Headings
Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this Agreement.

Shares Issuance Agreement
ARTICLE 2 Issuance of the Issued Shares
Section 2.1 Issuance of the Issued Shares
As the inducement for the Allottees to enter into this Agreement and in consideration of the entering into of the Equity Transfer Agreement and completion of the transfer of 100% equity interests of Yarun by the Allottees to WFOE Redgate ( ) as contemplated therein, the provision of management services by the Allottees to Yarun, and the giving of confidentiality undertaking and Non-Competition Undertaking by the Allottees to the Company as set out herein, the Company agrees to allot and issue or procure the allotment and issuance of the Issued Shares and/or make equivalent payment in cash to the Allottees (as the case may be) on the terms and conditions of this Agreement on each respective Completion Date.
Section 2.2 Determination of Consideration
(a)	if an IPO occurs on or before 31st December 2009, then the Company has the option to grant to Allottees shares or cash of Listco in equivalent value:
(i) the following number of Tranche A Shares on the Tranche A Completion Date:

X =	A x C x 40% - F - Yarun Equity Transfer Consideration
B

Where:

X =	the number of the Tranche A Shares (For the avoidance of doubt, if the numerator of the above formula is by calculation is zero or less than zero, X shall be automatically deemed as zero.)

A =	the audited net profits of Yarun for the year ended 31st December 2009 calculated in accordance with US GAAP with an unqualified audit opinion less the Hongjiu Sales Profits (“Yarun 2009 Net Profits”)

B =	the closing price for the 15 days before the completion of Yarun Equity Transfer.

C =	6

If 2009 net earning/2008 net earning >120%, C=6.5 If 2009 net earning /2008 net earning >135%, C=7

Shares Issuance Agreement
If 2009 net earning /2008 net earning >150%, C=8

F =	Audit fee for years 2005 to 2009 US GAAP historical financial report auditing provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottees in lieu of all or part of the Tranche A Shares issuable to the Allottees under this Section 2.2(a)(i), in which case, the amount of cash payable in lieu of Tranche A Shares shall be equal to the number of Tranche A Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche A Shares) under this Section 2.2(a)(i) multiplied by B;
(ii) the following number of Tranche B Shares on the Tranche B Completion Date:

X =	A x C x 40%
B

Where:

X =	the number of the Tranche B Shares (For the avoidance of doubt, if the numerator of the above formula is by calculation is zero or less than zero, X shall be automatically deemed as zero.)

A =	the audited net profits of Yarun for the year end 31st December 2010 calculated in accordance with US GAAP with an unqualified audit opinion (“Yarun 2010 Net Profits”)

B =	the average of the closing price per Share for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2010

C =	6 If 2010 net earning/2009 net earning >120%, C=6.5 If 2010 net earning /2009 net earning >135%, C=7 If 2010 net earning /2009 net earning >150%, C=8 provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottees in lieu of all or part of the Tranche B Shares issuable to the Allottees under this Section 2.2(a)(ii), in which case, the amount of cash payable in lieu of Tranche B Shares shall be equal to the number of Tranche B Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche B Shares) under this Section 2.2(a)(ii) multiplied by B;
(iii) the following number of Tranche C Shares on the Tranche C Completion Date:

Shares Issuance Agreement

X =	A x C x 20%
B

Where:

X =	the number of the Tranche C Shares (For the avoidance of doubt, if the numerator of the above formula is by calculation is zero or less than zero, X shall be automatically deemed as zero.)

A =	the audited net profits of Yarun for the year end 31st December 2011 calculated in accordance with US GAAP with an unqualified audit opinion (“Yarun 2011 Net Profits”)

B =	the average of the closing price per Share for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2011

C =	6

If 2011 net earning/2010 net earning >120%, C=6.5 If 2011 net earning /2010 net earning >135%, C=7 If 2011 net earning /2010 net earning >150%, C=8 provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottees in lieu of all or part of the Tranche C Shares issuable to the Allottees under this Section 2.2(a)(iii), in which case, the amount of cash payable in lieu of Tranche C Shares shall be equal to the number of Tranche C Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche C Shares) under this Section 2.2(a)(iii) multiplied by B;
(b)	if an IPO occurs after 31st December 2009 and before 31st December 2010, then the Company has the option to grant to Allottees shares or cash of Listco in equivalent value:
(i) the following amount of Tranche A Shares on the Tranche A Completion Date:

X =	A x C x 40% - F - Yarun Equity Transfer Consideration
B

Where:

X =	the number of the Tranche A Shares (For the avoidance of doubt, if the numerator of the above formula is by calculation is zero or less than zero, X shall be automatically deemed as zero.)

Shares Issuance Agreement
A =	Yarun 2010 Net Profits

B =	the closing price for the 15 days before the completion of Yarun Equity Transfer.

C =	6

If 2010 net earning/2009 net earning >120%, C=6.5 If 2010 net earning /2009 net earning >135%, C=7 If 2010 net earning /2009 net earning >150%, C=8

F =	Audit fee for years 2005 to 2010 US GAAP historical financial report auditing provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottees in lieu of all or part of the Tranche A Shares issuable to the Allottees under this Section 2.2(b)(i), in which case, the amount of cash payable in lieu of Tranche A Shares shall be equal to the number of Tranche A Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche A Shares) under this Section 2.2(b)(i) multiplied by B;
(ii) the following number of Tranche B Shares on the Tranche B Completion Date:

X =	A x C x 40%
B

Where:

X =	the number of the Tranche B Shares (For the avoidance of doubt, if the numerator of the above formula is by calculation is zero or less than zero, X shall be automatically deemed as zero.)

A =	Yarun 2011 Net Profits

B =	the average of the closing price per Share for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2011

C =	6

If 2011 net earning/2010 net earning >120%, C=6.5 If 2011 net earning /2010 net earning >135%, C=7 If 2011 net earning /2010 net earning >150%, C=8 provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottees in lieu of all or part of the Tranche B Shares issuable to the Allottees under this Section 2.2(b)(ii), in which case, the amount of cash payable in lieu of Tranche B Shares shall be equal to the number of Tranche B Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche B Shares) under this Section 2.2(b)(ii) multiplied by

Shares Issuance Agreement
B;
(iii) the following number of Tranche C Shares on the Tranche C Completion Date:

X =	A x C x 20%
B

Where:

X =	the number of the Tranche C Shares (For the avoidance of doubt, if the numerator of the above formula is by calculation is zero or less than zero, X shall be automatically deemed as zero.)

A =	the audited net profits of Yarun for the year end 31st December 2012 calculated in accordance with US GAAP with an unqualified audit opinion (“Yarun 2012 Net Profits”)

B =	the average of the closing price per Share for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2012

C =	6

If 2012 net earning/2011 net earning >120%, C=6.5 If 2012 net earning /2011 net earning >135%, C=7 If 2012 net earning /2011 net earning >150%, C=8 provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottees in lieu of all or part of the Tranche C Shares issuable to the Allottees under this Section 2.2(b)(iii), in which case, the amount of cash payable in lieu of Tranche C Shares shall be equal to the number of Tranche C Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche C Shares) under this Section 2.2(b)(iii) multiplied by B;
(c)	if an IPO occurs after 31st December 2010 and before 31st December 2011 then the Company has the option to grant to Allottees shares or cash of Listco in equivalent value:
(i) the following amount of Tranche A Shares on the Tranche A Completion Date:

X =	A x C x 40% - F - Yarun Equity Transfer Consideration
B

Where:

Shares Issuance Agreement
X =	the number of the Tranche A Shares (For the avoidance of doubt, if the numerator of the above formula is by calculation is zero or less than zero, X shall be automatically deemed as zero.)

A =	Yarun 2011 Net Profits

B =	the closing price for the 15 days before the completion of Yarun Equity Transfer.

C =	6

If 2011 net earning/2010 net earning >120%, C=6.5 If 2011 net earning /2010 net earning >135%, C=7 If 2011 net earning /2010 net earning >150%, C=8

F =	Audit fee for years 2005 to 2011 US GAAP historical financial report auditing provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottees in lieu of all or part of the Tranche A Shares issuable to the Allottees under this Section 2.2(c)(i), in which case, the amount of cash payable in lieu of Tranche A Shares shall be equal to the number of Tranche A Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche A Shares) under this Section 2.2(c)(i) multiplied by B;
(ii) the following amount of Tranche B Shares on the Tranche B Completion Date:

X =	A x C x 40%
B

Where:

X =	the number of the Tranche B Shares (For the avoidance of doubt, if the numerator of the above formula is by calculation is zero or less than zero, X shall be automatically deemed as zero.)

A =	Yarun 2012 Net Profits

B =	the average of the closing price per Share for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2012

C =	6

If 2012 net earning/2011 net earning >120%, C=6.5 If 2012 net earning /2011 net earning >135%, C=7 If 2012 net earning /2011 net earning >150%, C=8 provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottees in lieu of all or part of the Tranche B Shares issuable to the Allottees under this Section 2.2(c)(ii), in which case,

Shares Issuance Agreement
the amount of cash payable in lieu of Tranche B Shares shall be equal to the number of Tranche B Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche B Shares) under this Section 2.2(c)(ii) multiplied by B;
(iii) the following number of Tranche C Shares on the Tranche C Completion Date:

X =	A x C x 20%
B

Where:

X =	the number of the Tranche C Shares (For the avoidance of doubt, if the numerator of the above formula is by calculation is zero or less than zero, X shall be automatically deemed as zero.)

A =	the audited net profits of Yarun for the year end 31st December 2013 calculated in accordance with US GAAP with an unqualified audit opinion (“Yarun 2013 Net Profits”)

B =	the average of the closing price per Share for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2013

C =	6

If 2013 net earning/2012 net earning >120%, C=6.5 If 2013 net earning /2012 net earning >135%, C=7 If 2013 net earning /2012 net earning >150%, C=8 provided that, the Company may elect at its sole discretion to pay cash or procure the payment of cash to the Allottees in lieu of all or part of the Tranche C Shares issuable to the Allottees under this Section 2.2(c)(iii), in which case, the amount of cash payable in lieu of Tranche C Shares shall be equal to the number of Tranche C Shares for which the Company has elected to pay cash (in lieu of issuance of Tranche C Shares) under this Section 2.2(c)(iii) multiplied by B;
Section 2.3 Consideration for the Issued Shares
(a)	In consideration for the Company’s issuance and allotment or procuring the issuance and allotment of the Issued Shares, the Allottee undertakes that he shall not, at any time during the period starting from the date hereof and ending on 31st December 2011, without the prior written consent of the board, directly or indirectly engage in, or have any equity interest in, provide any services, consulting or otherwise, or

Shares Issuance Agreement
manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of the Company or its Affiliates.

(b)	The Allottee shall not, at any time during the period commencing from the date hereof and ending on 31st December 2012, solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is an employee of the Company or its Affiliates or who was an employee of the Company or its Affiliates at any time during the 12-month period preceding such solicitation activity or acceptance, nor solicit any of the employees of the Company or its Affiliates to terminate service with the Company or such Affiliates.

(c)	In the event the terms of this Section 2.3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
Section 2.4 Conditions Precedent to the Tranche A Completion
The Company’s obligation to issue or procure the issue of the Tranche A Shares at the Tranche A Completion is subject to the fulfilment of the following conditions:
(a) (Accounts receivable requirement) in the event any of the accounts receivable booked as in year end financial statement prior to Tranche A payment and not yet settled at the time of Tranche A payment, the Company will withhold the relevant earn-out payment related to such outstanding accounts receivable until it has been settled. For the avoidance of doubt, if such accounts receivable become uncollectable, bad debts or treated as provision for doubtful debts in the audited financial statements, the relevant earn out payment will no longer be required.
(b)	(IPO completion) The Company has completed IPO on a foreign stock exchange.

(c)	(Audit on Yarun for the Year prior to Year of IPO) the financial statements of Yarun for the year immediately prior to Year of IPO have been audited with an unqualified audit opinion in accordance with the US GAAP by an accounting firm designated by the Company, provided that such audit shall occur and be completed no later than the date of IPO.

Shares Issuance Agreement
(d)	(Shareholders’ approval) if required by any stock exchange rules or the charter documents of Listco, the shareholders of Listco have duly approved or consented to the issue of the Tranche A Shares.

(e)	(Board approval) the board of directors of Listco has duly approved the issue of the Tranche A Shares.

(f)	(Governmental approvals) in case Listco shall issue the Tranche A Shares, and if required by any applicable laws, the Allottee has obtained all necessary PRC governmental approvals (including without limitation the approvals required by relevant regulations promulgated by the State Administration for Foreign Exchange with respect to overseas investments by PRC individuals or entities) for the acceptance of the Tranche A Shares and provided all such approval documents to Listco.

(g)	(Completion of Equity Transfer) the equity transfer under the Equity Transfer Agreement has been completed, as evidenced by the satisfaction of all the conditions precedent to the completion set forth in the Equity Transfer Agreement, including without limitation, WFOE Redgate ( ) being registered as the sole shareholder of Yarun and the representatives appointed by WFOE Redgate ( ) being registered as the directors and/or legal representative of Yarun in accordance with the Equity Transfer Agreement.

(h)	(Representations and Warranties) the representations and warranties of the Allottee under Section 6.1 of this Agreement and the representations and warranties of the Allottee under Article 3 and Schedule 2 of the Equity Transfer Agreement are true and correct as of the Tranche A CP Completion Date in all material respects, and the Allottee has performed and complied in all material respects with all obligations and covenants as required by this Agreement and the Equity Transfer Agreement as of the Tranche A CP Completion Date.

(h)	(No breach) the Allottee has not breached any terms and conditions of this Agreement.

(i)	(Profits Target) the profits target of Yarun for the year immediately prior to Year of IPO set forth in Appendix 1 hereto has been satisfied. In case of Yarun doesn’t meet prior year profit target, the Company will not make payment to Yarun.

(j)	(Advertising Sales Agency) the advertising sales agency agreements listed in Appendix 2 hereto which have been entered into by Yarun with the two (2) television channels remain in full force and effect; provided that this condition may be waived by the Company in writing if Yarun has made best effort to renew the two (2)

Shares Issuance Agreement
contracts or to facilitate other advertising sales agency agreements with other television channels such that Yarun remains the advertising agent for at least four television channels with the scale, terms and conditions of such agreements similar to the agreements listed in Appendix 2 and are to the reasonable satisfaction of the Company.
Section 2.5 Conditions Precedent to the Tranche B Completion
The Company’s obligation to issue or procure the issue of the Tranche B Shares at the Tranche B Completion is subject to the fulfilment of the following conditions if all the following conditions having been satisfied:
(a) (Accounts receivable requirement) in the event any of the accounts receivable booked as in year end financial statement prior to Tranche B payment and not yet settled at the time of Tranche B payment, the Company will withhold the relevant earn-out payment related to such outstanding accounts receivable until it has been settled. For the avoidance of doubt, if such accounts receivable become uncollectable, bad debts or treated as provision for doubtful debts in the audited financial statements, the relevant earn out payment will no longer be required.
(b) (Audit on Yarun for the Year of IPO) the financial statements of Yarun for the Year of IPO have been audited in accordance with the US GAAP with an unqualified audit opinion by an accounting firm designated by the Company, provided that such audit shall occur and be completed before the earlier of (i) the expiration of the first six (6) calendar months of the first year following Year of IPO, (ii) the date of IPO.
(c) (Shareholders’ approval) if required by any stock exchange rules or the charter documents of Listco, the shareholders of Listco have duly approved or consented to the issue of the Tranche B Shares.
(d) (Board approval) the board of directors of Listco has duly approved the issue of the Tranche B Shares.
(e) (Governmental approvals) in case Listco shall issue the Tranche B Shares, and if required by any applicable laws, the Allottee has obtained all necessary PRC governmental approvals (including without limitation the approvals required by relevant regulations promulgated by the State Administration for Foreign Exchange with respect to overseas investments by PRC individuals or entities) for the acceptance of the Tranche B Shares and provided all such approval documents to Listco.
(f) (Representations and Warranties) the representations and warranties of the Allottee under Section 6.1 of this Agreement and the representations and warranties of the Allottee under Article 3 and Schedule 2 of the Equity Transfer Agreement are true and correct as of the Tranche B CP Completion Date in all material respects, and the Allottee

Shares Issuance Agreement
has performed and complied in all material respects with all obligations and covenants as required by this Agreement Equity Transfer Agreement as of the Tranche B CP Completion Date.
(g) (Occurrence of Tranche A Completion) the Tranche A Completion has taken place in accordance with this Agreement.
(h) (No breach) the Allottee has not breached any terms and conditions of this Agreement.
(i) (Profits Target) the profits target of Yarun for the Year of IPO set forth in Appendix 1 hereto has been satisfied. In case of Yarun doesn’t meet prior year profit target, the Company will not make payment to Yarun.
(i)	(Advertising Sales Agency) the advertising sales agency agreements listed in Appendix 2 hereto which have been entered into by Yarun with the two (2) television channels remain in full force and effect; provided that this condition may be waived by the Company in writing if Yarun has made best effort to renew the two (2) contracts or to facilitate other advertising sales agency agreements with other television channels such that Yarun remains the advertising agent for at least four television channels with the scale, terms and conditions of such agreements similar to the agreements listed in Appendix 2 and are to the reasonable satisfaction of the Company.
Section 2.6 Conditions Precedent to the Tranche C Completion
The Company’s obligation to issue or procure the issue of the Tranche C Shares at the Tranche C Completion is subject to the fulfilment of the following conditions:
(a) (Accounts receivable requirement) in the event any of the accounts receivable booked as in year end financial statement prior to Tranche C payment and not yet settled at the time of Tranche C payment, the Company will withhold the relevant earn-out payment related to such outstanding accounts receivable until it has been settled. For the avoidance of doubt, if such accounts receivable become uncollectable, bad debts or treated as provision for doubtful debts in the audited financial statements, the relevant earn out payment will no longer be required.
(b) (Audit on Yarun for the First Year following Year of IPO) the financial statements of Yarun for the first year following Year of IPO have been audited in accordance with the US GAAP with an unqualified audit opinion by an accounting firm designated by the Company, provided that such audit shall occur and be completed before the earlier of (i) the expiration of the first six(6) calendar months of the second year following Year of IPO, (ii) the date of IPO.

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(c) (Shareholders’ approval) if required by any stock exchange rules or the charter documents of Listco, the shareholders of Listco have duly approved or consented to the issue of the Tranche C Shares.
(d) (Board approval) the board of directors of Listco has duly approved the issue of the Tranche C Shares.
(e) (Governmental approvals) in case Listco shall issue the Tranche C Shares, and if required by any applicable laws, the Allottee has obtained all necessary PRC governmental approvals (including without limitation the approvals required by relevant regulations promulgated by the State Administration for Foreign Exchange with respect to overseas investments by PRC individuals or entities) for the acceptance of the Tranche C Shares and provided all such approval documents to Listco.
(f) (Representations and Warranties) the representations and warranties of the Allottee under Section 6.1 of this Agreement and the representations and warranties of the Allottee under Article 3 and Schedule 2 of the Equity Transfer Agreement are true and correct as of the Tranche C CP Completion Date in all material respects, and the Allottee shall have performed and complied in all material respects with all obligations and covenants as required by this Agreement and the Equity Transfer Agreement as of the Tranche C CP Completion Date.
(g) (Occurrence of Tranche B Completion) the Tranche A Completion and the Tranche B Completion shall have taken place in accordance with this Agreement.
(h) (No breach) the Allottee has not breached any terms and conditions of this Agreement.
(i) (Profits Target) the profits target of Yarun for the first year following Year of IPO set forth in Appendix 1 hereto has been satisfied. In case of Yarun doesn’t meet prior year profit target, the Company will not make payment to Yarun.
(j) (Advertising Sales Agency) the advertising sales agency agreements listed in Appendix 2 hereto which have been entered into by Yarun with the two (2) television channels remain in full force and effect; provided that this condition may be waived by the Company in writing if Yarun has made best effort to renew the two (2) contracts or to facilitate other advertising sales agency agreements with other television channels such that Yarun remains the advertising agent for at least four television channels with the scale, terms and conditions of such agreements similar to the agreements listed in Appendix 2 and are to the reasonable satisfaction of the Company.
Section 2.7 Reasonable Endeavors
Each Party shall use its reasonable endeavours to procure the fulfilment of the conditions precedent as described under this Article 2, including procuring any third party to take all

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necessary actions and grant any necessary approvals. The Parties must keep each other informed of any circumstances which may result in any condition precedent under this Article 2 not being satisfied in accordance with the terms hereof.
Section 2.10 Issuance of Shares
For the avoidance of doubt, the Company will consider issuing the Tranche A Shares, Tranche B Shares and the Tranche C Shares (as the case may be) to the Allottees as contemplated hereunder only if there is a successful IPO.
ARTICLE 3 Completion
Section 3.1 Time and Place of Completion
(a)	Tranche A Completion will take place at 11am on the Tranche A Completion Date at No.5 room, F8, CITIC Building or any other time and place agreed by the Company and the Allottee.

(b)	Tranche B Completion will take place at 11am on the Tranche B Completion Date at No.5 room, F8, CITIC Building or any other time and place agreed by the Company and the Allottee.

(c)	Tranche C Completion will take place at 11am on the Tranche C Completion Date at No.5 room, F8, CITIC Building or any other time and place agreed by the Company and the Allottee.
Section 3.2 Allottee’s Obligations at Completion
(a)	Unless otherwise waived in writing by the Company, on the Tranche A Completion Date, the Allottee shall deliver to the Company satisfactory evidence that WFOE Redgate has been registered as the sole shareholder of Yarun and the representatives appointed by WFOE Redgate has been registered as the directors and/or legal representative of Yarun in accordance with the Equity Transfer Agreement, as well as other evidence that the conditions to be performed by the Allottee on or before the Tranche A Completion as set forth in Section 2.4 of this Agreement have been satisfied.

(b)	Unless otherwise waived in writing by the Company, on the Tranche B Completion Date, the Allottee shall deliver to the Company satisfactory evidence required by the Company showing the satisfaction of the conditions to

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be performed by the Allottee before Tranche B Completion as set forth in Section 2.5 of this Agreement.

(c)	Unless otherwise waived in writing by the Company, on the Tranche C Completion Date, the Allottee shall deliver to the Company satisfactory evidence required by the Company showing the satisfaction of the conditions to be performed by the Allottee before Tranche C Completion as set forth in Section 2.6 of this Agreement.
Section 3.3 Company’s Obligations at Completion
Unless otherwise waived in writing by the Allottee, at each Completion, the Company shall: (a) in the case of cash payment equivalent to the Issued Shares, make the applicable cash payment to the Allottees by wire transfer of immediately available USD funds to the bank account designated in writing by the Allottee prior to such Completion; or (b) in the case of the issuance of the Issued Shares, take all necessary actions to issue the Tranche A Shares, Tranche B Shares or Tranche C Shares (as applicable) to the Allottees, including without limitation, instruct Listco’s registered agent to update the register of members of Listco, issue the share certificate to the Allottee within ten (10) Business Days after respective Completion Date, and pass and deliver Listco’s board resolutions approving the respective issuance of the Issued Shares.
ARTICLE 4 Special Covenants
Section 4.1 Extension of financial facilities by the Company
The Allottee warrants that Yarun’s cash flow is self sustainable on the current operation base and Yarun does not require any new cash injection from Listco or the Company unless there is new investment plan agreed by both the Allottee and the Company.
At the Company’s sole discretion, the Company may, and may cause its subsidiaries to, extend financial facilities to Yarun as needed to assist it in its development of business.
Section 4.2 Covenants before Tranche C Completion
(a)	Except as otherwise required by this Agreement or the Equity Transfer Agreement, no resolution of the directors of Yarun shall be passed, nor any contract or commitment entered into, in each case, from the date of IPO until the Tranche C Completion Date without the prior written consent of the Company or WFOE Redgate , except for (i) any board resolutions duly passed in the ordinary

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course of business, and (ii) any contracts and commitments entered into in the ordinary course of business and on arm’s length terms and conditions provided that the Company is notified of the same in advance. As manager of Yarun, the Allottee shall devote substantially all his time to the business of Yarun and manage the operation of Yarun in good faith.

(b)	The Allottee shall indemnify, defend and hold harmless the Company and its Affiliates, officers, directors, agents and employees (each an “Indemnified Party”) from and against all losses, damages, liabilities, claims, proceedings, costs and expenses (including the fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Allottee and the Indemnified Party or between the Indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise) resulting from or arising out of any breach by the Allottee or Yarun of any representation or warranty, covenant or agreement in this Agreement or in the Equity Transfer Agreement.
Section 4.3 Compliance with US GAAP and Information right of the Company
Yarun will compile its accounting book and financial report based on US GAAP. Yarun and Allottee have obligation to report to the Company any information requested by the Company.
Yarun should engage, at its costs and expenses, one of big four international accountant firms designated by the Company for annual audit.
Section 4.4 IPO
Each of the Parties agrees that it/he will use all reasonable endeavors to assist Listco in its application for an IPO, including providing all information relating to itself or himself that is necessary for the inclusion in the prospectus of Listco for the purpose of the IPO or as may be required to be provided to the relevant stock exchange and governmental agency or authority, signing and executing all necessary undertakings and documents and amending any terms and conditions of this Agreement, as may be required by the applicable rules and regulations or the relevant stock exchange and governmental agency or authority, or as may be required by the sponsors or underwriters of the IPO.
ARTICLE 5 Company’s Warranties
Section 5.1 Accuracy of Statements
The Company represents and warrants to the Allottee that each of the following statements is true and accurate in all material respect as of the date of this Agreement and as of the Tranche A Completion Date, the Tranche B Completion Date and the Tranche C Completion Date as if made on each of those dates:

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(a) (Organization, Good Standing and Qualification) The Company is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all required power and authority to own its properties and assets and to carry on its business as now conducted or proposed to be conducted;
(b) (Power) The Company has full power and authority to enter into this Agreement and perform its obligations hereunder and has obtained all necessary consents and authorizations to enable it to do so;
(c) (Binding Obligation) Assuming the due authorization, execution and delivery hereof by the Allottee and WFOE Redgate ( ), this Agreement constitutes valid and binding obligations upon the Company and is enforceable against it in accordance with its terms, except such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;
(d) (No Breach) The execution of this Agreement and the occurrence of the Completions do not, and will not, conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) by the Company or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or by which it is bound;
(e) (No Litigation; No Material Change) There is no action, suit, or other court proceeding pending, threatened or instituted against the Company seeking to enjoin it from entering into, or challenge the validity of this Agreement, or assert any liability against the Company. There has been no material adverse change to the business operation of the Company;
(f) (No Creditors Arrangement) No voluntary arrangement has been proposed or reached with any creditors of the Company;
(g) (Solvency) The Company is able to pay its debts as and when they fall due.
Section 5.2 Separate Warranties
Each warranty hereof shall be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.
ARTICLE 6 Allottee’s Warranties

Shares Issuance Agreement
Section 6.1 Accuracy of Statements
The Allottee represents and warrants to the Company that each of the following statements is true and accurate in all material respect as of the date of this agreement and as of the Tranche A Completion Date, Tranche B Completion Date and Tranche C Completion Date as if made on each of those dates:
(a) (Power) The Allottee has full power and authority to enter into this Agreement and perform its obligations hereunder and has obtained all necessary consents and authorizations to enable him to do so;
(b) (Binding Obligation) Assuming the due authorization, execution and delivery hereof by the Company and WFOE Redgate ( ), this Agreement constitute valid and binding obligations upon the Allottee and is enforceable against it in accordance with its terms;
(c) (No Breach) The execution of this Agreement and the occurrence of the Completions do not, and will not, conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) by the Allottee or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or by which it is bound;
(d) (No Litigation) There is no action, suit, or other court proceeding pending, threatened or instituted against the Allottee seeking to enjoin it from entering into, or challenge the validity of this Agreement, or assert any liability against the Allottee;
(e) (Compliance with Laws and Agreements) The execution and delivery of, and the performance under, this Agreement by the Allottee will not conflict with any rule, regulation, judgment or agreement applicable to the Allottee, including regulations with respect to offshore investment by PRC individuals or entities. All actions on the Allottee’s part required for valid execution and delivery of this Agreement have been taken prior to the date of this Agreement. It is not necessary for the Allottee to obtain any consents or approvals from, or file a record with, any third party or government authority in connection with the acceptance of the Issued Shares in accordance with this Agreement. The Allottee has not breached any terms or conditions herein or under the Equity Transfer Agreement;
Section 6.2 Separate Warranties
Each warranty hereof shall be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

Shares Issuance Agreement
Section 6.3 Agreement
The Allottee agrees, in consideration of the issuance of the Issued Shares, to be bound by all the terms and provisions of the memorandum and articles of association of Listco. The Allottee also agrees that he will enter into any shareholders agreements then in force among the shareholders of Listco (if any) upon his becoming a member of Listco.
ARTICLE 7 Confidentiality
Section 7.1 Disclosure of Confidential Information
Each Party acknowledges that all Confidential Information exchanged between the Parties in connection with this Agreement or during the negotiations preceding this Agreement is confidential to them and shall not be disclosed by it to any third party except:
(a)	the disclosure of the Confidential Information to the employees, legal advisers, auditors and other consultants to the Parties or its Affiliates for the purposes of performance of this Agreement and on a need-to-know basis;
(b) the disclosure with the written consent of the Party who supplied the information (“Disclosing Party”), which consent may be given or withheld at such Disclosing Party’s absolute discretion;
(c) as required by law, government authorities, exchanges and/or regulatory bodies to which it is subject; or
(d) as required to do so in connection with legal proceedings relating to this Agreement.
ARTICLE 8 Announcements
Section 8.1 Public Announcements
Subject to Section 8.2 below, no public announcement, communication or circular concerning the transactions referred to in this Agreement may be made or sent by any Party unless it has first obtained the written consent of the other Party, provided that such consent shall not be unreasonably withheld or delayed.
Section 8.2 Public Announcements Required by Law
Notwithstanding the foregoing, Section 8.1 does not apply to a public announcement, communication or circular made by any Party as required by law, government authorities, exchanges and/or regulatory bodies to which it is subject, provided that such Party has, if

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practicable, first consulted and taken into account the reasonable requirements of the other Parties before such announcements.
ARTICLE 9 Costs and Taxes
Section 9.1 Costs and Expenses
The Parties agree to pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement and of other related documentation.
Section 9.2 Taxes
All sums payable and all Shares issuable by the Company to the Allottees hereunder shall be made without withholding or deduction of any taxes, assessment or other charges (“Taxes”). Each of the Allottees acknowledges and agrees that he is responsible for the settlement of all Taxes in connection with the allotment issuance of the Issued Shares. For the purpose of the foregoing, all Parties agree that the Company may withhold from the sums payable to the Allottees the amount of Taxes payable by the Allottees and pay such amount to the relevant governmental authority on behalf of the Allottees. The Company may also withhold the allotment of Shares issuable to the Allottees hereunder until the Allottees have on their account settled all the applicable Taxes in connection with the transaction contemplated hereunder.
ARTICLE 10 Notices
Section 10.1 Form
Unless expressly stated otherwise in this Agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this Agreement must be in writing, signed by the sender (in case of individual) or an authorised officer of the sender (in case of company) and marked for the attention of the person set forth in Section 10.2(b) or, if the recipient has previously notified otherwise, then marked for in the manner last notified by such recipient.
Section 10.2 Notices
(a)	Any notice or other communication shall be deemed to have been served or delivered if sent to the address, or facsimile number (as the case may be) set out in this paragraph (a), the time of such delivery or service shall be determined as follows:
(i)	if by facsimile, at the time of dispatch to the relevant number; or

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(ii)	if by hand, at the time of delivery to the relevant address; or

(iii)	if by post, the second (2nd) Business Days after being put in the post properly addressed to the relevant addressee with pre-paid postage, provided that any notice or communication that is not dispatched on a Business Day shall be deemed to have been dispatched on the immediately subsequent Business Day.
(b)	For the purposes of this Agreement, the following addresses and facsimile numbers shall be used for serving notices on the named Parties (unless the Party to be served shall have notified the Party serving the notice in advance and in writing of any change(s) of the same):
ALLOTTEES:
Address: Room 403, Sheng’ai Building, No.88 Caoxi North Road, Shanghai,, China
Fax: 021-64383327
WFOE Redgate ( ) :
Attention: Zhu Ying
Address: Room 804, 2nd Building, No.19 JianWai Street, Chaoyang District, Beijing,
China
Fax: 010-85263129
Company:
Attention: Zhu Ying
Address: Room 2703, 27th Floor, The Centrium, 60 Wyndham Street, Central, Hong
Kong
Fax: (852) 8106 8655
ARTICLE 11 General Provisions

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Section 11.1 Discretion in Exercising Rights
A Party may exercise a right or remedy or give or withhold its consent in any way it considers appropriate (including by imposing conditions), unless this Agreement expressly states otherwise.
Section 11.2 Rights Cumulative
Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.
Section 11.3 Approvals and Consents
A Party may give conditional or unconditional approval or consent or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise. A party by giving its approval or consent does not mean such Party has made or given any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.
Section 11.4 Amendment and Waiver
Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties hereto and their permitted assigns and transferees. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties hereto and their respective successors and assigns. No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach by the other Parties of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
Section 11.5 Survival of Warranties

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The warranties, undertakings and indemnities in this Agreement shall survive the Tranche A Completion, Tranche B Completion and Tranche C Completion.
Section 11.6 Indemnities
The indemnities in this Agreement are continuing obligations, independent from the other obligations of the Parties under this Agreement and continue in full force and effect after the termination of this Agreement. It is not necessary for a Party to incur any expense or make any payment before enforcing a right of indemnity under this Agreement.
Section 11.7 Entire Agreement
This Agreement constitutes the entire agreement and understanding among the Parties about its subject matter and supersedes all previous agreements, understandings and negotiations (whether written or oral) between all or any of them in respect of the same, in particular the Share Issuance Agreement entered into among the Parties dated April 8, 2008. In the event that the Parties execute both the Chinese version and English version of this Agreement, then the English version shall prevail.
Section 11.8 Construction
No rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of, or seeks to rely on, this Agreement or any part of it.
Section 11.9 Termination
This Agreement can be terminated by mutual consent of the Parties in writing and will be terminated automatically at the termination of the Equity Transfer Agreement.
ARTICLE 12 Governing Law and Dispute Resolution
Section 12.1 Governing law
This Agreement is governed by the laws of the Hong Kong, without regard to principles of conflicts of law thereunder.
Section 12.2 Dispute Resolution
(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the Parties to such dispute, controversy or claim. Such

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consultation shall begin within seven (7) days after one Party hereto has delivered to each of the other Parties hereto a written request for such consultation. If such consultation can not resolve the dispute or claim within thirty (30) days following the commencement of such consultation (“Consultation Period”), then the Parties or their representatives, as the case may be, shall, within thirty (30) days after the expiry of the Consultation Period to meet in person and attempt to resolve the dispute or claim in good faith. If within thirty (30) days following the commencement of such meeting the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the others.

(b)	The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be a single arbitrator who shall be agreed upon by the parties or, failing which, who shall be selected by the then President of the Centre.

(c)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules then in force as administrated by the Centre in effect at the time of the arbitration.
ARTICLE 13 Counterparts
This Agreement may be executed in any number of counterparts, each signed by the Parties to this Agreement. Each of the signed copies so executed shall be an original, but all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.

Redgate Media Group
By	/s/ Brack, Peter Bush
Name: Brack, Peter Bush
Title: Chairman & CEO
Redgate Interactive Advertising (Beijing) Co., Ltd.
( )

By	/s/ Zhu Ying
Name: Zhu Ying
Title: Board Chairman

Allottee Weidong Zhu
By	/s/ Weidong Zhu

Zhenhui Wang
By	/s/ Zhenhui Wang

Wenhua Cao
By	/s/ Wenhua Cao

Shares Issuance Agreement
Appendix 1
Profits Target
Profits Target for Year 2008 = 13.00 million RMB
Profits Target for Year 2009 = 14.95 million RMB
Profits Target for Year 2010 = 17.19 million RMB
Profits Target for Year 2011 = 19.77 million RMB
Profits Target for Year 2012 = 22.74 million RMB
Profits Target for Year 2013 = 26.15 million RMB

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Appendix 2
Advertising Sales Agency Agreements
Sichuan Science & Education Channel
Ad-agency Cooperation Agreement 2009
Party A: Chengdu Tiandi Tongchuang Advertising Co., Ltd.
Party B: Shanghai Yarun Media Culture Co., Ltd.
Whereas, Party A has entered into an agreement with Sichuan TV Station Science & Education Channel, under which Party A may obtain the ad-agency right to certain slots, and Party B is an advertising company with rich experience in media operation, NOW, THEREFORE, the Agreement is made by and between the Parties through sufficient and amiable negotiation in connection with cooperative operation of certain advertising slots on “Sichuan TV Station Science & Education Channel” in accordance with the Contract Law of the People’s Republic of China and other laws and regulations on advertising administration.
1. Cooperation Projects
1.1 The cooperation projects hereunder shall be the advertising slots for the following programmes on Sichuan Science & Education Channel:

17: 35—19: 10	Film Discussion	17-minute advertising time

21: 30—22: 00	City Stories	6-minute advertising time

22: 00—24: 00	Overseas Theater	22-minute advertising time

12: 05—13: 40	Film Discussion (replay)	17-minute advertising time

13: 50—14: 20	City Stories (replay)	6-minute advertising time

14: 35—16: 40	Overseas Theater (replay)	22-minute advertising time
In total 90-minute advertising time every day.
1.2 The agency period shall be from January 1, 2009 to December 31, 2009.
2. General Principles of Cooperation
2.1 Party B shall ensure the accomplishment of the minimum business volume for the project in the year, namely, RMB13, 000,000; otherwise, Party B shall be responsible for making up the balance, if any.
2.2 Party B shall pay RMB1,000,000 to Party A as the performance bond, which may be used to offset the advance payment for ad-agency right at the time of payment on November 25, 2009.
2.3 Profit distribution: if the balance of the annual business volume after deduction of 25% of the operating costs of the Parties is less than RMB13,000,000, the difference shall be compensated by Party B; if the balance is more than RMB13,000,000, the excess shall be distributed to the Parties according to the following proportion: 30% to Party A and 70% to Party B. The Parties shall be responsible for their respective taxes payable.

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3. Payment Method and Deadline for Ad-agency Fee
3.1 Party B agrees to pay RMB1,000,000 to Party A as the performance bond within fifteen (15) days from the effective date of the Agreement.
3.2 Party B shall, as of the effective date of the Agreement, pay RMB1,083,300 in advance as the advertising fee of the following month to the account designated by Party A on or prior to the 25th day of every month. The initial payment shall be remitted to the account designated by Party A on or prior to December 25, 2008. No payment shall be required where the amount paid reaches RMB13,000,000 (including RMB1,000,000 as the performance bond).
4. The Parties agree that
1) Party A shall ensure that Sichuan TV Station Science & Education Channel can provide the agency qualification certification to Party B in time;
2) Party A shall ensure that the agency agreement with Sichuan TV Station Science & Education Channel remains effective and valid in 2009;
3) Party B shall take charge of formulating such policies on advertising rate, discount and bonus, which shall be implemented strictly upon formulation;
4) Party B shall take charge of business with clients out of Sichuan; all orders and release agreements shall be submitted to Party A in writing for record filing.
5) Party A shall take charge of local clients in Sichuan; all orders and release agreements shall be submitted to Party B in writing for record filing. The business volume shall be reckoned in the minimum business volume, and the advertising fee shall be deducted from the deposit payable by Party B on the 25th day of the next month after the broadcasting day;
6) Party B shall have the priority in case of any conflicts between clients of the Parties;
7) Party B may develop local clients in Sichuan where the release volume of the first quarter is less than RMB500,000;
8) Party B shall take charge of arrangement for advertisement position and preparation of advertising orders or copies;
9) Party A shall take charge of coordination with Sichuan TV Station Science & Education Channel;
10) The Parties shall check the operation and finance conditions (written records) once every month; and
11) The agreement between Party A and the Station shall be deemed as an appendix to the Agreement.
5. Liability for Breach of Contract
5.1 Where Party A intends to terminate the Agreement unilaterally other than as a result of force majeure within the term hereof, it shall express its intention at least two (2) months in advance and compensate RMB1,083,300 to Party B.
5.2 Where Party A intends to terminate the Agreement unilaterally as a result of force majeure within the term hereof, it shall notify Party B in advance. Where the advertisements provided by Party B cannot be broadcast completely or in good quality or in full quantity, and can not be prolonged, the ad-agency fee of RMB1,083,300 in the current month shall be refunded to Party B.
5.3 Where Party B fails to pay the ad-agency fee to Party A according to the schedule and amount agreed herein, it shall pay the late fee to Party A at the rate of 0.5‰ of the amount payable for each day overdue; in case of non-payment within 25 days from the due day, Party A shall have the right to

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terminate the Agreement.
5.4 Where Party B fails to perform the Agreement, the performance bond shall first be used to offset the insufficient amount of the monthly ad-agency fee hereunder. In case Party B fails to perform the Agreement, the performance bond shall not be refunded.
5.5 Where Party B cannot perform the Agreement due to improper management within the term of the Agreement, it shall propose to terminate the Agreement at least two (2) months in advance and compensate one-month ad-agency fee to Party B, namely, RMB1,083,300.
5.6 Each party shall be solely and fully responsible for those advertisement contents and release procedures of its own clients which are in violation of laws, regulations and decrees.
6. Dispute Settlement
All disputes arising from the performance of the Agreement shall be settled through negotiation between the Parties; where negotiation fails, the dispute concerned shall be submitted to the People’s Court with jurisdiction at the place where either party is located.
7. The Agreement shall be made in two copies with equal legal force, one for each party. The Agreement shall take effect with signatures and official seals by the Parties’ authorized representatives. Any matter uncovered herein may be specified in a supplementary agreement, which shall be deemed as an appendix to the Agreement; In case of any conflicts between the supplementary agreement and the Agreement, the former shall prevail.
Party A (seal): Chengdu Tiandi Tongchuang Advertising Co., Ltd.
Authorized representative (signature):
Add.:
Date: December 5, 2008
Party B (seal): Shanghai Yarun Media Culture Co., Ltd.
Authorized representative (signature):
Add.: Room 403, Sheng’ai Plaza, No. 88 Caoxi N. Road, Shanghai, China
Date: December 5, 2008
Appendix: Ad-agency Contract between Party A and Sichuan TV Station Science & Education Channel

Shares Issuance Agreement
Exclusive Agency Contract
for
Advertisements on Tianjin TV Station Sports Channel
Party A: [Tianjin TV Station Advertising Department]
Agent:
Add.: 3/F, Tianyu Hotel, No. 19 Diantai Street, Heping District, Tianjin, China
Party B: Shanghai Yarun Media Culture Co., Ltd.
Agent: Weidong Zhu
Add.: Room 403, Sheng’ai Plaza, No. 88 Caoxi N. Road, Shanghai, China
The Contract (“Contract”) is made by and between the Parties through amiable negotiation concerning the exclusive right to advertisements on Tianjin TV Station Sports Channel and in accordance with the Contract Law of the People’s Republic of China, the Advertising Law of the People’s Republic of China and other applicable laws and regulations.
Article 1 Subject Matter
Exclusive right to advertisements on Tianjin TV Station Sports Channel.
Article 2 Agency Period
From March 1, 2009 to December 31, 2011.
Article 3 Grant of Ad-agency Right
3.1 According to the terms and conditions of the Contract, Party A agrees to grant Party B the exclusive right to advertisements on Tianjin TV Station Sports Channel from March 1, 2009 to December 31, 2011, particularly from power on at 7:00 every day to power off at about 2:00 before dawn of the next day, as well as during games transmission before dawn. The advertising period will be 228 minutes per day; in case of excess, the Parties shall negotiate about the payment standards otherwise.
3.2 The advertising patterns to the extent of the exclusive right granted to Party B include brand ads, special ads, programme naming, background panel, table-edge board and corner mark. With respect to large-scale games or activities hosted by Tianjin TV Station and undertaken by Sports Channel, Party B shall have the right to insert advertisements in live or video broadcast, provided that such rights and interests as activity naming, special broadcast, background board and dresses shall vest in Party A. Party A shall have the right to decide on the advertising patterns and contents.
3.3 The film advertisements of the programmes on Party A’s Sports Channel shall not be in the agency scope of Party B. However, film advertisements must be provided by film operators and broadcast together with the programmes, and separation or removal is prohibited. However, the

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proportion of the length of film advertisements to that of the programmes concerned shall be reasonable and notified to Party A in advance.
Article 4 Rights and Obligations of the Parties
4.1 Party A’s rights and obligations
1) Party A shall coordinate with Tianjin TV Station Sports Channel to ensure the relative stability of the programmes and advertising slots on the channel as far as possible. However, Tianjin TV Station Sports Channel shall have the right to adjust reasonably the programmes on the channel according to the overall programme arrangement of Tianjin TV Station. Within the term of the Contract, the programme arrangement of Tianjin TV Station Sports Channel shall be subject to the programme schedule provided by the Channel in the current year. Party A shall have the right to adjust reasonably the prevailing programme schedule according to the demands for games transmission, provided that Party A shall notify Party B three (3) working days in advance of temporary adjustment, or two (2) weeks in advance of material revision.
2) Party A shall coordinate with Tianjin TV Station Sports Channel to ensure the transmission (including, but not limited to, live broadcast, recorded broadcast and delayed broadcast) of regular games of the previous years on the Channel as far as possible. With respect to international and domestic major sports games, Tianjin TV Station Sports Channel shall do its utmost to make coordination to transmit and report such games as far as possible. Failure to transmit certain games due to “reasons not attributable to Tianjin TV Station Sports Channel” shall not constitute Party A’s breach of contract, provided that Party A shall inform Party B in advance.
3) Party A shall be responsible for final examination and broadcasting of the advertisement contents and patterns. Party A shall have the right to refuse to broadcast the advertisements which are not examined, in which case, Party B shall assume relevant liabilities arising therefrom.
4) Party A shall ensure that the advertising time of Tianjin TV Station Sports Channel will conform to the provisions of the State Administration of Radio Film and Television.
5) Party A shall have the right to adjust the programmes on Tianjin TV Station Sports Channel as required by significant publicity tasks of the Country and Tianjin Municipality, provided that Party A shall inform Party B of the adjustment information in advance.
6) Party A shall arrange and broadcast advertisements strictly according to the release sheets and orders provided by Party B and provide Party B with the broadcasting certifications issued by a third person broadcasting supervision company in time. In case of any errors and omissions due to any reason attributable to Party A, Party A shall take remedies on the principle of “once for each error and twice for each omission”.
7) Except for film advertisements and propaganda films concerning channels and columns according to Article 1.3 hereof, Party A may not broadcast any paid advertisement in any form. Where the volume of the advertisements solicited by Party B fails to reach the maximum capability of Tianjin TV Station Sports Channel, Party A shall have the right to broadcast various propaganda films of Tianjin TV Station.
8) Party A shall coordinate with Tianjin TV Station Sports Channel to broadcast more games and improve programme quality as far as possible and do its utmost to ensure that the Channel can obtain more satisfactory results in audience rating in 2009, 2010 and 2011.
9) Party A shall release the programme introduction and advertising information of Tianjin TV

Shares Issuance Agreement
Station Sports Channel on relevant pages of the websites of Tianjin TV Station. In case of any change, Party A shall do its utmost to correct relevant information on the websites in time.
10) Party A shall have the right to fix the advertising price of Tianjin TV Station Sports Channel in 2009, 2010 and 2011 for the purpose of unifying the advertising rates of all channels of Tianjin TV Station.
11) Party A shall issue to Party B certain certification documents such as “Exclusive Agency Qualification for Advertisements on Tianjin TV Station Sports Channel”.
4.2 Party B’s rights and obligations
1) Party B may exercise its exclusive agency rights to programs on Tianjin TV Station Sports Channel on the principle of self-promotion and self-operation.
2) Party B shall own all incomes earned from all advertisements under its exclusive agency right. Advertising rights and interests concerning competitions and interaction sections (including, but not limited to, short message, telephone and voice calls) of various programmes on Tianjin TV Station Sports Channel, as well as relevant incomes, shall be distributed to the Parties according to the agreed proportion; such incomes shall not be reckoned in the total amount of exclusive ad-agency in any year and shall be specified in the supplementary agreements.
3) Party B shall ensure to make payment to Party A on schedule according to the payment methods as mentioned herein.
4) The advertisements released by Party B shall conform to the provisions of the Advertising Law of the People’s Republic of China.
5) During the performance of the Contract, Party B may promote Party A’s “programmes and advertising business on Tianjin TV Station Sports Channel” to which Party B has the operation right on Internet in its own name.
6) Party B shall have the right to invite advertising investment in the name of “exclusive ad-agent of Tianjin TV Station Sports Channel”.
7) With respect to various advertisements (including, but not limited to, brand ads, special ads, title naming, sponsor billboard, corner mark, background panel and table board) designed, shot and produced by Party A at Party B’s requests, Party A will charge the fee from Party B according to the charge standards of Tianjin TV Station for advertisement production.
Article 5 Performance Bond and Payment Method
5.1 The exclusive agency fee from March 1, 2009 to the end of February, 2010 shall be RMB40,000,000, and Party B shall pay the agency fee of the following month on the 25th day of every month, namely, RMB3,333,300. The exclusive agency fee from March 1, 2010 to the end of February, 2011 shall be RMB43,000,000, and Party B shall pay the agency fee of the following month on the 25th day of every month, namely, RMB3,583,300. The exclusive agency fee from March 1, 2011 to the end of December, 2011 shall be RMB42,000,000, and Party B shall pay the agency fee of the following month on the 25th day of every month, namely, RMB4,200,000. The buyout agency fee for the three years shall be RMB125,000,000.

Shares Issuance Agreement
5.2 Party B shall, after executing the Contract, pay the deposit (10% of the committed advertising amount in the year) to Party A on the lump-sum basis within the term of the Contract. The detailed schedule and amount shall be as follows:
Prior to February 25, 2009, paying RMB4,000,000 to Party A as the performance bond in 2009;
Prior to February 25, 2010, paying RMB4,300,000 to Party A as the performance bond in 2010;
Prior to February 25, 2011, paying RMB4,200,000 to Party A as the performance bond in 2011;
Party B’s failure to pay the deposit on schedule shall constitute a breach of contract and entitle Party A to terminate the Contract immediately. The deposit may b used to offset the balance of the advertising fee in the year only when Party A accomplishes the committed advertising volume on schedule in the year; otherwise, Party A shall have the right to make deduction from the deposit.
Article 6 Rescission of the Contract
Either party hereto that intends to rescind the Contract must issue a notice to the other party sixty (60) days in advance, and may not rescind the Contract without the consent of the other party.
Article 7 Liability for Breach of Contract
7.1 Party B’s failure to make payment to Party A within the agreed period herein shall entitle Party A to immediately cease broadcasting various advertisements arranged by Party B
7.2 Either party hereto that terminates the Contract without justified reasons or in violation of the terms of the Contract shall pay the penalty to the other party at the rate of 10% of the total amount of annual exclusive agency.
Article 8 Miscellaneous
8.1 Neither party shall be responsible for its delay in performing the Contract or failure to perform its obligations hereunder as a result of force majeure within the term of the Contract, provided that the affected party shall take necessary, proper and reasonable measures in time to minimize the losses arising therefrom. The Parties may decide through negotiation in good faith whether to rescind the Contract, to release part of obligations hereunder or extend the performance period according to the impacts upon the Contract due to force majeure.
The affected party shall inform the other party of the force majeure event in writing within two (2) days upon occurrence of the event, and, within fifteen (15) days upon occurrence of the event, provide the details about the force majeure event and relevant valid certifications and documents, proving that the Agreement cannot be performed completely or partially or needs be extended.
Force majeure means 1) natural disaster which cannot be overcome; 2) war, fire and explosion; 3) other events which cannot be foreseen, prevented or avoided.
8.2 Neither party may transfer the Contract or any of its rights or obligations hereunder without the other party’s prior written consent.
8.3 The Parties shall procure their respective personnel aware of the Contract not to disclose the Contract.

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8.4 The Contract shall be made in Chinese in four copies with equal legal force, two for each party.
8.5 The Contract shall become effective immediately with signatures and seals of the Parties.

Party A: Tianjin TV Station Advertising Department	Party B: Shanghai Yarun Media Culture Co., Ltd.

Representative (signature):	Representative (signature):

Date:	Date:

Shares Issuance Agreement
Ad-agency Contract
Party A (Board Owner): Wuhan Broadcasting & TV Station Advertising Department
Party B (Board Buyer): Shanghai Yarun Media Culture Co., Ltd.
The Contract is made by and between the Parties through sufficient negotiation concerning Party B’s successful bid for the advertising slot on Party A’s WHTV-5, on the principles of good faith, equality and mutual benefit in accordance with the Contract Law of the People’s Republic of China, the Advertising Law of the People’s Republic of China, the Instructions on Advertising Bids 2008 of Wuhan Broadcasting & TV Station and other pertinent regulations.
1. The agency period shall be from January 1, 2008 to December 31, 2009. The detailed advertising slots and boards are as follows:
Daytime and evening advertising slots on WHTV-5, and naming right of sports games advertisements on sports columns on the channel. Art column on the channel, advertising slots and resources in connection with important entertainment evenings and large-scale activities arranged by the Broadcasting & TV Bureau shall not be the subject matter of the Contract. The total advertising time shall be subject to pertinent regulations of the State Administration of Radio Film and Television, but in no case may exceed 20% of the duration of the programme. In case of adjustment of the advertising slots due to channel revision, the adjusted schedule shall prevail.
2. The total amount of the accepted advertising fee is RMB eleven million one hundred and seventy thousand only in 2008 and RMB twelve million two hundred and eighty-seven thousand only in 2009.
3. Party B shall submit the proposed advertisement video tapes to Party A for examination and confirmation at least five (5) working days in advance. Advertisement broadcasting shall comply with national and local advertising laws and regulations; otherwise, Party A shall have the right to refuse broadcasting or even terminate the Contract in case of serious default.
4. Party B’s advertisements may not go beyond the agreed time and standards; otherwise, Party A shall have the right to refuse broadcasting.
5. Advertisement production and release shall comply with Party A’s regulations.
6. No compensations shall be made for any change in the original advertising slots as a result of force majeure, act of government or revision of channels. In case of long-term revision, the Parties may negotiate about resolutions in light of actual circumstances.
7. Payment Method
1) Party B shall, within three (3) days after winning the bid, pay the performance bond at 20% of the accepted bid price (the bid bond paid at the time of registration shall be converted automatically to the performance bond), namely, RMB two million two hundred and thirty-four thousand only. Failure to make payment within the specified period shall constitute Party B’s waiver.

Shares Issuance Agreement
2) Party B must make payment ten (10) days in advance on a monthly basis, namely, adverting fee for January, 2008 shall be paid prior to December 21, 2007, advertising fee for February, 2008 prior to January 21, 2008 and so on. Failure to pay in full amount the advertising fee on schedule and unauthorized transfer of the bid (subcontract) shall constitute Party B’s breach of contract. In case Party B breaches the Contract during the performance of the Contract, the performance bond shall not be refunded and the advertising slots concerned shall be withdrawn by Wuhan Broadcasting & TV Station Advertising Department, without any further notice.
8. In case of errors or omissions due to any reason attributable to Party A, remedies shall be taken on the principle of “once for each error” and “twice for each omission”.
9. Party A may not insert any content (whether advertisements or not) in any way during the slots to which Party B has the exclusive right unless Party B’s consent is obtained and Party A makes compensations to Party B by means of another slot with equivalent value. Where Party A inserts any content without Party B’s consent, Party A shall pay the advertising fee to Party B on the basis of the executive price.
10. Where Party A intends to insert public service advertisements and political advertisements during the slots to which Party B has the exclusive right, Party B’s prior consent shall be obtained. Any matter uncovered herein may be specified in writing through negotiation between the Parties as the supplementation to the Contract. Such supplementations shall have the same legal force with the Contract.
11. Any and all disputes arising from the performance of the Contract shall be settled through amiable negotiation; where negotiation fails, the dispute concerned shall be submitted to Wuhan Arbitration Committee for arbitration.
12. The Contract shall be binding upon the Parties once signed. Each party shall perform the terms of the Contract strictly and may not terminate the Contract at will. The first breaching party shall assume all liabilities for breach of contract other than attributable to force majeure (including national and government policies).
13. Wuhan Broadcasting & TV Station Advertising Department reserves the right to interpret the Contract.
14. The Contract shall be made in four copies, two for each party. The Contract shall take effect with signatures and seals and remains effective for two years.
15. Appendices to the Contract: relevant valid certificates

Party A: Wuhan Broadcasting & TV Station Advertising Department	Party B: Shanghai Yarun Media Culture Co., Ltd.
(seal)	(seal)
Representative (signature):	Representative (signature):
Date: December 24, 2007	Date:
Add.: No.620 Jianshe Avenue, Hankou, 430015	Add.: Room 403, Sheng’ai Plaza, No. 88 Caoxi N. Road, Shanghai, 200030
Tel: 027-85722373	Tel: 027 64381260
Fax: 027-85766597	Fax:027-64383327
Post code: 430015	Post code: 200030